EXHIBIT 99.1

DONEGAL GROUP INC.

CHIEF EXECUTIVE OFFICER TO TAKE MEDICAL LEAVE OF ABSENCE

Jeffrey D. Miller

Executive Vice President & Chief Financial Officer

Phone: (717) 426-1931

Fax:     (717) 426-7009

E-mail: jeffmiller@donegalgroup.com

For Immediate Release

MARIETTA, Pennsylvania, August 29, 2014 – Donegal Group Inc. (NASDAQ: DGICA and DGICB), announced today that its chief executive officer, Donald H. Nikolaus, will be on a temporary medical leave of absence.

The Board has named Kevin G. Burke to serve as DGI’s acting chief executive officer during Mr. Nikolaus’ recovery period. Mr. Nikolaus will continue to serve as President and Chief Executive Officer of Donegal Mutual Insurance Company and his other Donegal positions while he recovers. Mr. Nikolaus stated, “I am committed to remain as active as I can be in our business as my health permits and plan to return at the conclusion of my medical leave. I am confident that Kevin Burke and the other members of our experienced management team will successfully execute our strategic business plans.”

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of DGI and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent). Donegal Mutual Insurance Company and DGI together own Donegal Financial Services Corporation, a grandfathered unitary savings and loan holding company, that owns Union Community Bank, a state savings bank.

DGI’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively.

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties, including the statements relating to the temporary medical leave of absence of Mr. Nikolaus, that Mr. Nikolaus will remain on our board of directors during his absence, that Mr. Burke and our other executive officers will continue to execute our strategic plan and that Mr. Nikolaus will return as our President and Chief Executive Officer upon his recovery. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.